PartnerSelect Funds

Litman Gregory

August 31, 2021

State Street Bank and Trust Company

Channel Center

1 Iron Street

Boston, MA, 02210

Attention: Michael Timcoe, Managing Director

Re:	Litman Gregory Masters Funds Custodial Contract – Additional Series

Ladies and Gentlemen:

This is to advise that the Litman Gregory Funds Trust (the “Fund”) has established a new series of shares to be known as the iM DBi Managed Futures Strategy ETF, iM DBi Hedge Strategy ETF, iM Dolan McEniry Corporate Bond Fund and iM DBi Cayman Managed Futures Subsidiary (the “Portfolios”). In accordance with the Additional Funds provision of Section 17 of the Custodial Contract dated January 2, 1997 between the Fund and State Street Bank and Trust Company (as amended, the “Contract”), the Fund hereby requests that you act as Custodian for the Portfolios under the terms of the Contract.

Please indicate your acceptance of the foregoing by executing the two copies of this letter agreement, returning one to the Fund and retaining one copy for your records.

Sincerely,

LITMAN GREGORY FUNDS TRUST

By:	/s/ John Coughlan
Name: John Coughlan
Title: Treasurer

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Suzanne M. Hinckley

Name:	Suzanne M. Hinckley
Title:	Senior Vice President